EXHIBIT 10.15

STOCK OPTION AGREEMENT

THIS STOCK OPTION AGREEMENT (the "Agreement) is made as of the 3151 day of December, 2013 (the "Effective Date").

BETWEEN:

SCOTT L. WOODROW

(the "Optionee")

AND:

2304101 ONTARIO INC. o/a Behavioural Neurological Applications and Solutions, a corporation incorporated and existing under the laws of the Province of Ontario (the "Company")

A.	The Optionee has or will perform services for the Company.

B.	The Company desires to grant to the Optionee an option to purchase 32 Common Shares in the capital of the Company (the "Common Shares");

NOW THEREFORE in consideration of the sum of $1.00 given by the Optionee to the Company (the receipt and sufficiency of which is acknowledged by the Company) the parties hereto agree as follows:

1.

Subject to the terms and conditions of this Agreement, and as an incentive to the Optionee, the Company grants to the Optionee a non-assignable and non-transferable option (the "Option") to purchase, from time to time, a total of 32 Common Shares (the "Option Shares") at an exercise price of $1 per Option Share, exercisable in accordance with the vesting schedule provided in Section 3 of this Agreement.

2.	The Option shall, unless otherwise specified by the Board of Directors of the Company (the "Board of Directors"), expire on the tenth (10th) anniversary of the Effective Date (the " Date").

3.

The Option shall vest and become exercisable on December 31, 2013. Once an Option Share vests and becomes exercisable as set forth above, it shall remain exercisable until expiration or termination of the Option. Each Option may be exercised at any time from time to time, in whole or in part, for up to the total number of Option Shares that have vested as of such time.

4.

In order to exercise the Option, the Optionee shall, no later than 5:00 p.m. (EST) on the Expiry Date, give written notice to the Company of the Optionee's intention to exercise the Option in whole or in part, stating the number of Option Shares being acquired pursuant to such exercise, accompanied by cash or a cheque made payable to the Company, in an amount equal to the aggregate exercise price for the Option Shares being purchased pursuant to the exercise of the Option. Any exercise of Options shall be conditioned on the Optionee agreeing to become bound by the provisions of the Company's unanimous shareholders' agreement then in effect, if any, or in the alternative a stock restriction agreement in form and substance acceptable to the Company.

5.

Upon exercise of the Option and payment in full of the purchase price and any applicable tax withholdings, the Company shall cause to be issued and delivered to the Optionee within a reasonable period of time a copy of the certificate or certificates in the name of the Optionee representing the number of Common Shares the Optionee has purchased. The original share certificate or certificates shall be held in safekeeping by the Company.

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6.	If:

(a)

The Optionee is a natural person and dies before the Expiry Date, then any Options held by the Optionee that are exercisable on the date of death shall continue to be exercisable by the executor or the administrator of the Optionee's estate until the earlier of: (A) the date which is ninety (90) days after the date of the Optionee's death; and (B) the Expiry Date. Any part of the Option that is not exercisable at the date of the Optionee's death shall immediately expire and be cancelled on such date.

(b)

The Optionee is an officer, director or employee of the Company and is terminated without cause or voluntarily resigns from the Company, then the Option Shares that are exercisable at the termination date or resignation date, as applicable, shall continue to be exercisable by the Optionee until the earlier of: (A) the date which is thirty (30) days after such date; and (B) the Expiry Date. Any part of the Option that is not exercisable at the date of the Optionee's termination or resignation, as applicable, shall immediately expire and be cancelled on such date.

(c)

The Optionee's service to the Company as an officer, director or employee is terminated by the Company for cause or for breach of fiduciary duty, then the Option, whether or not exercisable on the date of such termination, immediately expires and is cancelled on such date at a time determined by the Board of Directors, in its sole discretion.

(d)	If the Optionee is a consultant to the Company and

(i)

such Optionee's consulting agreement or arrangement terminates by reason of: (A) termination by the Company for any reason whatsoever other than for breach of the consulting agreement or arrangement (whether or not such termination is effected in compliance with any termination provisions contained in the Optionee's consulting agreement or arrangement), or (B) voluntary termination by the Optionee, then the Option Shares that are exercisable at the applicable termination date continue to be exercisable by the Optionee until the earlier of: (A) the date that is thirty (30) days from such termination date; and (B) the Expiry Date. Any part of the Option that is not exercisable at such Service Termination Date shall immediately expire and be cancelled on such date; and

(ii)

such Optionee's consulting agreement or arrangement is terminated by the Company for breach of the consulting agreement or arrangement then the Option, whether or not such Option is exercisable at such termination date, immediately expires and is cancelled on such termination date at a time determined by the Board of Directors, in its sole discretion.

(e)

If the Optionee's service to the Company terminates for any reason not referred to above (including retirement or disability), then any part of the Option that is exercisable at the applicable termination date shall continue to be exercisable by the Optionee until the earlier of: (A) the date which is thirty (30) days after such termination date; and (B) the Expiry Date. Any party of the Option that is not exercisable at such termination date shall immediately expire and be cancelled on such termination date.

7.

Neither the grant nor the exercise of an Option by the Optionee confers to the Optionee any right to expectation of employment by, or to continue in the employment of, the Company, or to be retained as a consultant by, or to be elected or appointed as a director of, the Company.

8.

If the Company determines that under the requirements of applicable taxation laws it is obliged to withhold for remittance to a taxing authority any amount upon exercise of an Option, the Company may, prior to and as a condition of issuing the Option Shares, require the Optionee exercising the Option to pay to the Company, in addition to and in the same manner as the exercise price for the Option Shares, such amount as the Company is obliged to remit to such taxing authority in respect of the exercise of the Option. Any such additional payment shall, in any event, be due no later than the date as of which any amount with respect to the Option exercised first becomes included in the gross income of the Optionee for tax purposes. The Company shall also be permitted, to the extent permitted by law, to deduct any such tax obligations from any payment of any kind otherwise due to the Optionee.

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9.

The number and kind of Option Shares subject to the Option and the exercise price for such Option Shares shall be appropriately adjusted for any subdivision, re-division, stock split, consolidation, stock dividend, recapitalization, reorganization or any similar change affecting the Common Shares.

10.

In the event that the Company merges, amalgamates, consolidates, reorganizes or enters into a plan of arrangement with another corporation (the "Acquirer") (a "Coroorate Evenf') the Board of Directors may in its sole discretion, without any action or consent of the Optionee, provide for: (a) the continuation or assumption of the Option by the Acquirer; (b) the substitution of the Option for options and/or shares and/or other securities of the Acquirer; (c) the substitution of the Option with a cash incentive program of the Acquirer; (d) the acceleration of the vesting and the right to exercise the Option Shares, to a date prior to or on the date of the Corporate Event; (e) the expiration of the Option, including any vested Option Shares, to the extent not timely exercised by the date of the Corporate Event or such other date as may be designated by the Board of Directors; (f) the cancellation of all or any portion of the Option by a cash payment and/or other consideration receivable by the holders of Common Shares as a result of the Corporate Event, equal to the excess, if any, of the fair market value (as determined in good faith by the Board of Directors), on the date of the Corporate Event, of the Option Shares over the exercise price of the Option Shares subject to the Option or portion thereof being cancelled (provided, that, if the exercise price of the Option exceeds such fair market value, the Board of Directors shall have the ability to cancel such Options without any payment of consideration to the Optionee); or (g) such other actions or combinations of the foregoing actions as the Board of Directors deems fair and reasonable in the circumstances. Upon the occurrence of a Corporate Event, to the extent that an Acquirer has by appropriate action assumed the Company's obligations with respect to the Option, the rights of the Company under the Option and any related agreement shall inure to the benefit of the Acquirer and shall apply to the cash, securities or other property into which the Option Shares were converted or exchanged for pursuant to such Corporate Event in the same manner and to the same extent as they applied to such Option.

11.

This Agreement shall enure to the benefit of and be binding upon the parties hereto and upon the successors or assigns of the Company and upon the executors, administrators and legal personal representatives of the Optionee.

12.

This Agreement shall be governed, construed and enforced according to the laws of the Province of Ontario and the laws of Canada applicable therein and is subject to the exclusive jurisdiction of the courts of the Province of Ontario.

13.	Whenever the singular or masculine are used throughout this Agreement, the same shall be construed as being the plural or feminine or neuter where the context so requires, and vice versa.

14.	The parties agree to execute such further documents and assurances as may be required to effect the intent hereof.

15.

The Optionee and the Company may execute this Agreement in two or more counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement, effective as of the date first above written.

[Signature page follows below.]

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IN WITNESS WHEREOF the parties hereto have hereunto executed these presents as of the Effective Date.

2304101 ONTARIO INC.

By:
Name:	Scott L. Woodrow
Title:	President

Scott L. Woodrow